Exhibit 10.12

BioBridges, LLC

MASTER CLIENT SERVICES AGREEMENT

THIS MASTER CLIENT SERVICES AGREEMENT (this "Agreement") is made this April 16, 2021 (the "Effective Date") between BioBridges, LLC, a limited liability company duly organized under the laws of the Commonwealth of Massachusetts with a principal office at 167 Worcester Street, Suite #211, Wellesley, Massachusetts 02481 ("BioBridges") and Eleison Pharmaceuticals, a Corporation duly organized under the laws of Delaware with a principal office at 100 Overlook Center, 2nd Floor, Princeton, NJ 08540 ("Client"). In consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.         Professional Services. BioBridges is engaged in the business of providing its professionals ("Professionals") to perform services for clients including those relating to pharmaceutical clinical trials and development. BioBridges will provide its Professionals to perform services for Client according to the terms and conditions of this Agreement and in accordance with executed Service Orders in substantially the form attached hereto as Exhibit A (each, a "Service Order"), which is incorporated herein by reference. Should any terms and conditions set forth in the Service Order conflict with the terms and conditions contained in this Agreement, the terms and conditions set forth in the Service Order will be understood to govern the agreement between the parties only if specifically stated as superseding a specific provision in the Agreement.

2.          Service Orders. During the term of this Agreement, BioBridges and Client will execute a Service Order for each project for which Client requires BioBridges Professionals (a "Project"). Upon execution of the applicable Service Order, Client will accept BioBridges Professionals to perform services for Client for the duration of time stated in said Service Order (the "Services"), subject to the terms and conditions of this Agreement. The parties agree that the terms and conditions of this Agreement shall apply to each such Service Order executed by the parties. Each Service Order shall set forth: (a) a description of the Services to be performed; (b) the term of the Service Order, (c) the location and timing of performance; and (d) any other terms and conditions applicable to the Services in question. No Service Order will be binding upon BioBridges or Client unless executed by both parties.

3.          Compensation; Invoicing and Payment.

(a)        BioBridges shall provide certain Services for Client Projects on a time and materials basis as set forth in the applicable Service Order. Client agrees to pay BioBridges for Services at the rates stated in the applicable Service Order. BioBridges will submit weekly invoices to Client for Services actually rendered based on timesheets for each BioBridges Project. Invoices shall be sent by email to clinical@eleison-pharma.com . The invoice shall indicate the number of hours worked, and the dates when Services were rendered and the fees for the Services performed. An authorized employee of Client shall approve each BioBridges Professionals weekly timesheet, indicating Client's satisfaction and approval of the worked hours.

(b)        Applicable taxes (except employment taxes and taxes related to the net income ofBioBridges) are the responsibility of Client and shall be added to the charges payable by Client. Each invoice is due for payment by Client within thirty (30) days of receipt. Failure to pay any invoice within five (5) days of when due shall be considered a material breach of this Agreement. Any amounts not paid within thirty (30) days after they are due may be subject to interest at the rate of 1Y:z percent per month from the date due until such amount is paid in full. Client shall pay BioBridges' reasonable attorney's fees in any action brought to recover amounts due hereunder.

4.          Expenses. Client shall reimburse BioBridges for all pre-authorized out-of-pocket business and travel expenses incurred by the Professional as set forth specifically in each Service Order. Such expenses shall be specified separately in the applicable invoice. An authorized employee of Client shall approve each BioBridges Professional members' weekly expense reimbursement form, indicating Client's approval of the expenses.

5.         Professionals. BioBridges agrees to use its best efforts to identify and provide qualified, pre screened BioBridges Professionals for the positions specified by Client, provided however, Client shall be under no obligation to retain the services of any particular person or to use BioBridges on an exclusive basis. BioBridges agrees to provide curriculum vitae, professional references and credential verifications for any Professionals providing Services, as requested by Client.

6.          Client Responsibilities.

(a)         Client shall provide the assigned BioBridges Professionals with access to and use of the personnel, facilities, equipment, data and information to the extent reasonably necessary to perform the Services. Client shall remain responsible to safeguard its network and data from any loss or disclosure.

(b)       Client is responsible for managing the day-to-day work of the BioBridges Professionals providing the Services, and advising on rules governing conduct, schedules and activities. BioBridges may participate in periodic progress meetings at the request of Client. Client may request periodic written reports from the assigned BioBridges Professionals about the progress of the Services and any particular assignment.

7.         Compliance. BioBridges agrees to comply with all applicable federal, state and local regulations, and any special safety provisions or reasonable Client policies specified by Client as applicable to the Services. For the sake of clarity, it is the express intent of the parties that there be no Transfer of Obligations, as defmed in 21 CFR 312.52, to BioBridges by operation of this Agreement or in connection with any Service Order entered into hereunder.

8.         Debarment. BioBridges represents and warrants to Client that neither it nor, to the knowledge of BioBridges, any Professional who will perform Services for Client under this Agreement, has been debarred nor is under consideration to be debarred by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1991.

9.        Agreements with Professionals. BioBridges will ensure that each of its Professionals, prior to commencing Services for Client, executes a confidentiality and assignment of inventions agreement containing substantially similar confidentiality and invention disclosure/ownership obligations to those contained in this Agreement. BioBridges agrees that all BioBridges Professionals will, except to the extent otherwise provided explicitly herein, be obligated to provide a full assignment of any and all of Professional's rights in the Deliverables (as defmed herein below), which shall effectively vest in Client pursuant to the terms herein.

10.        Confidentiality and Non-Disclosure. BioBridges and Client acknowledge their respective obligations under the Mutual Confidentiality Agreement (the "Mutual NDA''), a copy of which each party has in its possession. Nothing in this Agreement shall in any way limit the obligations ofBioBridges and Client under the Mutual NDA. In the event of any conflict between this Agreement and the Mutual NDA with respect to the protection of confidential information, the terms and provisions of the Mutual NDA shall prevail.

11.        BioBridges' Proprietary Business Information. Client acknowledges that BioBridges considers its fees and other fmancial information concerning this Agreement to be proprietary. Client will hold such proprietary information in confidence, and shall not disclose any of such information to any third parties, except as may be required by law, government regulation, or in connection with investor or potential investor presentations or fmancial audits.

12.       Non-Solicitation. Client acknowledges that the relationships ofBioBridges with its Professionals are a material asset of BioBridges. During the term of this Agreement and for a period of twelve (12) months following the termination or expiration thereof, Client shall not directly or indirectly (or attempt to do any of these things) interfere with BioBridges' relationship with, solicit, hire, contract with, or engage for employment or consultancy, for itself or any of its affiliates, unless Client obtains the prior written consent of BioBridges, any prospective Professional or Professional who at any time within twelve (12) months prior to Client's last contact with the person (a) was performing services through or on behalf of BioBridges, (b) was introduced to Client by or through BioBridges (including but not limited to, through presentation of resumes or interviews scheduled or conducted), or (c) about whom Client learned Confidential Information as a result of Client's contacts with BioBridges. Client acknowledges and agrees that any breach or attempted breach of this Section 12 will result in material harm to BioBridges. BioBridges may grant its written consent under this section 12. In the event that BioBridges grants its written consent under this Section 12, Client will pay to BioBridges a fee mutually agreed upon by BioBridges and Client (typically equivalent to 12 months of the person's base salary), within 30 days of the date the Professional is hired or engaged. Client shall not be restricted from hiring anyone who responded to general employment advertising from Client, with the exception that Client may not hire a BioBridges Professional that (except with the written consent ofBioBridges as above) (a) has been introduced to Client by BioBridges, or (b) has been engaged with Client through BioBridges.

13.       Insurance. During the term of this Agreement, BioBridges shall maintain in full force and effect insurance covering BioBridges and all Professionals in amounts not less than $1,000,000 in general liability Insurance per occurrence, $1,000,000 in general liability insurance per accident, $1,000,000 per occurrence in professional liability insurance and worker's compensation Insurance as required by applicable state law. BioBridges shall provide Client with certificates evidencing such insurance upon request by Client.

14.        Work Permits. If necessary, BioBridges shall insure that each of its Professionals has completed all required documentation to permit him or her to perform work in the United States in accordance with applicable federal immigration and naturalization laws.

15.       Indemnification. Each party (the "Indemnifying Party") shall indemnify, defend and hold the other party, its affiliates, and their officers, directors, agents, employees, and independent contractors and their successors and assigns (each, an "Indemnified Party") harmless from and against any and all liability, obligation, damages, loss, award, fme, fee, charge, cost or expense of any kind, character or description (including reasonable legal fees) arising out of a claim, demand, suit, action or proceeding (each, a "Claim") brought by a third party against an Indemnified Party based upon or related to: (i) bodily injury or property damage caused by the gross negligence or willful misconduct of the Indemnifying Party; or (ii) the Indemnifying Party's material breach of this Agreement, except to the extent a Claim is the result of the gross negligence or willful misconduct of the Indemnified Party. As a condition of this indemnification obligation, an Indemnified Party must promptly notify the Indemnifying Party of a covered claim, tender to the Indemnifying Party (and/or its insurer) full authority to defend or settle the claim and must reasonably cooperate with the defense.

16.       Liability. Both parties' liability for damages to the other party for any cause whatsoever, and regardless of the form of action, whether in contract or tort, including negligence, shall be limited to the amount paid to the other party for the Services and Deliverables hereunder that cause the damages, or that is the subject matter of, or is directly related to, the cause of action. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY TlllRD PARTY FOR LOSS OF DATA, LOST PROFITS, RELIANCE, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES ARISING FROM EITHER PARTIES' PREPARATION TO ACCEPT, ACCEPTANCE OR USE OF ANY OF THE SERVICES AND DELIVERABLES HEREUNDER, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.        Equitable Relief. Each party hereto agrees that because monetary damages will be inadequate in the event of its breach or threatened breach of its obligations of confidentiality and/or non-solicitation under Sections 10, 11or 12 of this Agreement, the other party hereto shall also be entitled to injunctive relief and/or specific performance with respect to any such breach. In addition, such breaching party shall be liable to such non-breaching party for all expenses (including reasonable attorney's fees) and damages incurred by such non-breaching party on account of such breaching party's breach.

18.       Ownership of Data and Technology. Any data or other materials furnished to BioBridges or its Professionals by Client in connection with this Agreement shall remain the sole property of Client. BioBridges agrees to assign and hereby assigns to Client all rights to information, data, documentation, reports, results, inventions and other products of the Services (the "Deliverables") other than BioBridges Confidential Information. Except as described in the preceding sentence, all work products resulting from the Services that are "Works Made for Hire" as defmed in the U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to Client. Client will be free to use Deliverables for any and all legal purposes.

19.        Term and Termination. This Agreement shall remain in effect for two years and thereafter shall be automatically renewed for successive periods of one year unless notice of termination is received within thirty (30) days of the expiration date of this Agreement, including any renewal period. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days written notice of which notice shall reference this Section 19. However, this Agreement shall continue to remain in effect with respect to any Service Orders in effect at the time of such termination, until such Service Orders are themselves terminated or the performance of Services thereunder is completed. Client may immediately terminate the Services of any BioBridges Professional, upon five (15) days written notice, with or without cause. No termination of this Agreement or any Service Order shall affect the obligation of Client to pay all amounts due to BioBridges for Services rendered and costs and expenses incurred through the date of termination of Services, as well as any termination fees if required pursuant to a Service Order. Upon termination of this Agreement for any reason, neither party shall have any further liability or obligation to the other party except for the payment of Services rendered, and reimbursement of costs and expenses incurred by BioBridges through the date of termination, and, if applicable, termination fees as may be required pursuant to a Service Order, except that the provisions of Sections 3, 4, 10, ll, 12, 15, 16, 17 18, 19, 20, and the Mutual NDA shall survive any termination of this Agreement.

20.        Relationship. BioBridges and Client acknowledge that nothing in this Agreement shall in any way be construed to constitute BioBridges or Client as the agent, employee or representative of the other, and neither Client nor BioBridges shall have the power to bind the other party in any capacity. It is expressly agreed that no Professional supplied by BioBridges shall be eligible to participate in any employee benefit plan or program of Client. BioBridges shall pay all required taxes on BioBridges' income from Client under this Agreement. As between BioBridges and Client, BioBridges shall be solely responsible for any and all salaries, fees, state and federal taxes, withholding, FICA, workers compensation or other payments due in respect of the compensation paid to BioBridges or by BioBridges to its Professionals.

21.        Notices. All notices must be written and sent to the address or facsimile number identified in this Agreement or in a subsequent notice. All notices must be given: (a) by personal delivery, with receipt acknowledged, (b) by U.S. mail, or (3) by prepaid recognized next business day delivery service. Notices will be effective upon receipt. Notices to Client must be marked "Attention: Edwin Thomas" and if via e-mail, addressed to edwin.thomas@eleison-pharma.com . Notices to BioBridges must be marked "Attention: Jeff Souza," and if via e-mail, addressed to jsouza@biobridges.com. Notices and invoices shall be deemed received (a) if by personal delivery, on the date delivered; (b) if by U.S. mail, on the third business day following the date of such mailing; (c) if by next day delivery, on the date of delivery as evidenced by written records from a recognized courier service; or (d) ifby e-mail, when the recipient, by an e-mail sent to the sender's e-mail address stated in this Section 21, acknowledges having received that e-mail, with an automatic "read receipt" not constituting acknowledgment of an e-mail for purposes of this Section 21.

22.        General Provisions.

(a)        Client warrants that Client is not subject to any agreement or obligation with any other party, which would or could in any way conflict with Client's obligation under this Agreement, and that by entering into this Agreement, Client does not violate the terms of any other agreement with any other party.

(b)         BioBridges may list Client as a client of BioBridges for information purposes, but may not use Client's name or logo on advertising and promotional media without the written consent of Client.

(c)         This Agreement and the Mutual NDA represent the entire agreement between BioBridges and Client and, other than the executed Service Orders, there are no other agreements, oral or written, relating to the subject matter of this Agreement. Any amendment to or modification of this Agreement, or any Service Order, must be in writing and signed by an authorized corporate officer of each of BioBridges and Client. Notwithstanding, an e-mail between an authorized representative of Client and the Senior Vice President of BioBridges mutually agreeing to extend the term of any Service Order upon its expiration shall be sufficient to extend such Service Order, with all other remaining provisions remaining unaltered and in effect.

(d)        This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Without limitation, Client hereby consents and submits to the jurisdiction of the state and federal courts in Massachusetts.

(e)        This Agreement shall bind and inure to the benefit of the parties hereto and any successor by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of its business or assets, but otherwise neither party may assign this Agreement without the mutual consent of the parties.

(f)        If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, it shall not affect any other provisions of this Agreement. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

(g)         Waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(h)       After the expiration or termination of this Agreement, all provisions which specifically provide for survival beyond expiration or termination, including but not limited to all provisions regarding confidentiality, protection of proprietary rights and trade secrets, and non-solicitation of consultants, employees or contractors, shall survive until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

(i)          This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and shall suffice as proof of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BioBridges, LLC

MASTER CLIENT SERVICES AGREEMENT

EXIDBIT "A" SERVICE ORDER

This Service Order is an attachment to the Master Client Services Agreement by and between NAME ("Client") and BioBridges, LLC ("BioBridges") dated DATE (the "Master Client Services Agreement").

Client agrees to accept this Service Order according to the terms and conditions set forth in the Master Client Services Agreement, and at the rates specified in this Service Order, including applicable state sales tax.

Client Contact:	NAME

Start Date:	DATE
End Date:	DATE
Length of Assignment:	LENGTH

Project Scope:	SCOPE

Hourly Work Rate:		$
Hourly Travel Rate (excluding commute):		$

Client Purchase Order#:
Expenses:	Client approved, as applicable

IN WITNESS WHEREOF, the parties have executed this Service Order as of the date(s) signed below.

"BioBridges"		"Client"

BioBridges, LLC		Print Name:
IRS Employer Identification Number (EIN): 41-2162080		IRS Employer Identification Number (EIN)
By:		By:
(Signature)		(Signature)

Print Name:	Jeff Souza	Print Nane:
Title	President	Title:
Date:		Date: